Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-1) and related Prospectus of eDiets.com, Inc. for the registration of common stock and rights to purchase common stock, and to the incorporation by reference therein of our report dated March 31, 2011, with respect to the consolidated financial statements and schedule of eDiets.com, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Certified Public Accountants

Boca Raton, Florida

April 5, 2011